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                                                                                                 Exhibit 11
                 Advanced Logic Research, Inc. and Subsidiaries
              Statement Regarding Computation of Per Share Earnings
                (Amounts in thousands, except per share amounts)


                                                                Three Months Ended
                                                                   December 31,
                                                               1996           1995
                                                               ----           ----
Primary income per share:-

Shares used in computing income per share:
Weighted average number of shares outstanding                  12,364        11,693
Incremental shares attributed to outstanding options              404           334
                                                              ---------------------
                                                               12,768        12,027

Earnings:
         Net income                                            $3,207        $2,360

Income per common and common equivalent share                   $0.25         $0.20

-----------------------------------------------------------------------------------


Income per share - assuming full dilution:-

Shares used in computing income per share:
Weighted average number of shares outstanding                  12,364        11,693
Incremental shares attributed to outstanding options              450           334
                                                              ---------------------
                                                               12,814        12,027

Earnings:
         Net income                                            $3,207        $2,360

-----------------------------------------------------------------------------------


Income per common and common equivalent share                   $0.25         $0.20



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